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                            STOCK PURCHASE AGREEMENT




                                 By and between



                                  BNCCORP, INC.


                                       AND


                              ASSOCIATED BANC-CORP







                          Dated as of December 6, 1999


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


                            STOCK PURCHASE AGREEMENT


      This Stock Purchase Agreement (this "Agreement"), dated and effective as of December 6, 1999, is by and between BNCCORP, Inc., a Delaware corporation (the "Seller"), and Associated Banc-Corp (the "Buyer").

                                    W I T N E S S E T H:

      WHEREAS, Seller owns all of the issued and outstanding common stock, $.01 par value per share (the "Shares"), of BNC Financial Corporation, a Minnesota corporation (the "Company");

      WHEREAS, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, the Shares for the purchase price and subject to the terms and conditions set forth in this Agreement; and

      WHEREAS, in addition to the defined terms used herein, as used in this Agreement, certain terms are defined in Article 9.

      NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein and in reliance upon the undertakings, representations, warranties and indemnities contained herein, Seller and Buyer agree as follows:

                                    ARTICLE 1
                    SALE AND PURCHASE OF SHARES; THE CLOSING

      Section 1.1 Sale of Shares. Subject to the terms and conditions herein stated, at the Closing, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares, free and clear of all Liens.

      Section 1.2 Purchase Price. In consideration of the sale of the Shares, Buyer shall pay to Seller at the Closing Five Million Three Hundred Thousand and No/100 Dollars ($5,300,000.00) (the "Purchase Price"), which shall be paid in cash by wire transfer to an account specified by Seller prior to the Closing. In addition, Buyer shall refinance the Company's outstanding debt at the Closing.

      Section 1.3 Closing.

            (a) The closing of the transactions contemplated herein (the "Closing") will take place, assuming satisfaction or waiver of each of the conditions set forth in Article 5, at such location and at such time and date (the "Closing Date") as may be mutually agreed upon between the parties.

            (b) At the Closing, (i) Buyer shall pay the Purchase Price to Seller, (ii) Seller shall deliver to Buyer a certificate representing the Shares duly endorsed to Buyer, which shall transfer to Buyer good and marketable title to the Shares free and clear of all Liens, (iii) Seller and Buyer shall each (A) provide to the other such certificates, agreements and instruments as are required to be delivered pursuant to Article 5 and (B) take such other action as is required to consummate the transactions contemplated by this Agreement.

                                    ARTICLE 2
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer as follows:

      Section 2.1 Ownership. Seller is the record and beneficial owner of the Shares. Seller has good and marketable title to the Shares and the absolute right to deliver such Shares to Buyer in accordance with the terms of this Agreement, free and clear of all Liens.

      Section 2.2 Authority. Seller has the full legal right, power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Seller and no other corporate actions or proceedings on the part of the Seller are necessary to authorize this Agreement or to consummate the transactions so contemplated.

      Section 2.3 Noncontravention. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby do not and will not result in the creation or imposition of any Lien upon the Shares held by Seller or violate any Applicable Law binding upon Seller or the certificate of incorporation or bylaws of Seller.

      Section 2.4 Consent. No consent, approval, order or authorization of, or declaration, filing (other than routine filings required to be made after the Closing) or registration with, any Governmental Entity or other Person is required to be obtained or made by Seller in connection with the execution, delivery or performance of this Agreement or the consummation by it of the transactions contemplated hereby.

      Section 2.5 Legal Proceedings. There are no Proceedings pending or, to the knowledge of Seller, threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

      Section 2.6 Brokers; Other Transaction Expenses. Seller has not taken any action that could give rise to any claim against Buyer or the Company for any broker's, finder's or similar fee in connection with the transactions contemplated by this Agreement, and the Company has not incurred any such broker's or finder's fee.

      Section 2.7 Corporate Organization.

            (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority necessary to enable it to own, lease or otherwise hold all of its properties and assets and to carry on its business as it is now being conducted
                                       3

(b) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the corporate power and authority necessary to enable it to own, lease or otherwise hold all of its properties and assets and to carry on its business as it is now being conducted.

            (c) The Company possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold all of its properties and assets and to carry on its business as it is now being conducted, except for Governmental Approvals, the absence of which, individually or in the aggregate, would not have or be reasonably likely to have a material adverse effect on the operations, assets or financial position of the Company, or on the ability of Seller to perform its obligations under this Agreement ("Material Adverse Effect").

      Section 2.8 Foreign Qualification. The Company is qualified to do business as a foreign corporation in each jurisdiction in which it is doing business where the failure to be so qualified would have a Material Adverse Effect.

      Section 2.9 Capitalization.

            (a) The authorized capital stock of the Company consists of 1,000 shares of common stock, $.01 par value per share. As of the date of this Agreement, there are 100 shares of the Company's common stock issued and outstanding and no shares of the Company's common stock held in its treasury. The Shares owned by Seller constitute one hundred (100%) percent of the issued and outstanding shares of the Company's capital stock. All of the issued and outstanding shares of the Company's common stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of the Company's common stock or any other equity security of the Company or any securities representing the right to purchase or otherwise receive any shares of the Company's common stock or any other equity security of the Company.

            (b) The Company does not own, directly or indirectly, an equity interest in any other business entity.

      Section 2.10 Financial Condition. All financial statements of the Company for the current year and the preceding three years delivered by Seller to Buyer are true, correct and complete in all material respects, are in accordance with books and records of the Company, and on that basis fairly present the financial condition, results of operations and cash flows of the Company for the periods presented in accordance with generally accepted accounting principles, consistently applied.

      Section 2.11 Undisclosed Liabilities. Except as set forth on Schedule 2.11, the Company does not have any liability whether fixed, contingent, or otherwise except as (a) is reflected or reserved against on the financial statements of the Company furnished to Buyer or (b) has been incurred since September 30, 1999 in the ordinary course of business consistent with past practice.

      Section 2.12 Absence of Changes or Events. Since September 30, 1999, there has been no:

(a) change or any developments that, individually or in the aggregate, has had or would reasonably be likely to have a Material Adverse Effect;

(b) change in the financial condition, results of operations or business of the Company having a Material Adverse Effect;

(c) damage, destruction or loss (whether or not covered by insurance) with respect to any material assets of the Company;

(d) change by the Company in its accounting methods, principles or practices;

(e)   revaluation by the Company of any of its material assets;

(f) entry by the Company into any commitment or transaction material to the Company, except in the ordinary course of business;

(g) declaration, setting aside or payment of any dividends or distributions in respect of shares of the Company or redemption, purchase or other acquisition of any of its securities; or

            (h) increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan or any other increase in compensation payable or to become payable to any officers or employees of the Company.

      Section 2.13      Taxes.

            (a) All Returns required to be filed on or prior to the date hereof by or on behalf of members of the Group have been properly completed and filed on a timely basis and in correct form. As of the time of filing, the foregoing Returns correctly reflected the facts regarding the income, business, assets, operations, activities, status or other matters of the Company or any other information required to be shown thereon. In particular, the foregoing Returns are not subject to penalties under Section 6662 of the Code (or any corresponding provision of the state, local or foreign tax law). No extension of time within which to file any Return has been filed or requested.

(b) With respect to all taxable periods or portions of periods ended on or before the date hereof, all applicable tax laws and agreements have been fully complied with, and all such amounts required to be paid by the Company to Governmental Entities or others on or before the date hereof have been paid. Each member of the Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

            (c) No issues have been raised (and are currently pending) by any Governmental Entity in connection with any of the Returns. No waivers of statutes of limitation with respect to the Returns have been given by or requested from the Group.

            (d) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or the Seller.

            (e) The unpaid Taxes of the Company (whether by law, agreement or otherwise) do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between the accrual of income for financial reporting and tax purposes) set forth or included in the Company's most recent financial statements furnished to Buyer.

            (f) Section 338 Elections. If requested by Associated Banc-Corp, Associated Banc-Corp and Sellers shall join in an election to have the provisions of Section 338(h)(10) of the Code and similar provisions of state law ("Section 338 Elections") apply to the purchase by Associated Banc-Corp of the Shares. Associated Banc-Corp shall be responsible for, and control, the preparation and filing of such election. The allocation of purchase price among the assets of Companies shall be made in accordance with Code Sections 338 and 1060 and any comparable provisions of state, or local law, as appropriate. Sellers shall accept Associated Banc-Corp determination of such purchase price allocations and shall report, act, file in all respects and for all purposes consistent with such determination of Associated Banc-Corp. Sellers shall execute and deliver to Associated Banc-Corp such documents or forms (including
Section 338 Forms, as defined below) as Associated Banc-Corp shall request or as are required by applicable law for an effective 338(h)(10) Election. "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with a 338 (h)(10) Election, including, without limitation, any "statement of Section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to treasury regulations. If Sellers and Associated Banc-Corp make a Section 338 Election, Associated Banc-Corp shall pay to Sellers the excess of (a) the aggregate amount of federal and state income taxes imposed upon Sellers on account of the transaction described in this Agreement, over (b) the aggregate amount of federal and state income taxes that would have been imposed upon Sellers on account of the transaction described in this Agreement if a Section 338 Election had not been made.

      Section 2.14      Benefit Plans.

            (a) The Company has no Employee Plans or Benefit Arrangements other than through its participation, and the participation of its employees, in the Employee Plans and Benefit Arrangements of Seller. Buyer will not incur any liability, or other obligation to, or with respect to, such Benefit Arrangement or Employee Plan that covers or provides benefits to former or active employees of the Company or their beneficiaries, including any fine, tax or penalty imposed by any federal, state or local government or governmental agency or government-owned corporation, now or at any time in the future.

            (b) None of the Company's assets is subject to any lien in favor of or asserted by the Internal Revenue Service, the Pension Benefit Guaranty Corporation, the Department of Labor or any other governmental authority, agency, department or government-owned corporation. All group health plans of Seller that are subject to Sections 601, et seq. of ERISA or analogous state law and that cover employees of the Company have at all times fully complied with the requirements of such statutes, including without limitation the notification and continuation of coverage of requirements thereof.

      Section 2.15 Compliance with Applicable Laws; Governmental Approvals. The Company complies in all material respects with all Applicable Laws. The Company has received or been issued, as appropriate, all Governmental Approvals for the present or currently contemplated operation of its business, except where the failure to have received any Governmental Approval would not, individually or in the aggregate, have or be reasonably likely to have, a Material Adverse Effect. All Governmental Approvals are valid and in full force and effect, and no Proceeding is pending or, to the knowledge of Seller, has been threatened to modify, suspend, revoke or otherwise limit any Governmental Approvals, and no administrative or governmental actions have been taken or, to the knowledge of Seller, threatened in connection with the expiration or renewal of any Governmental Approvals.

      Section 2.16      Certain Contracts.

            (a) Except as set forth in Schedule 2.16, the Company is not a party to or bound by any contract, lease, license, indenture, agreement, commitment or other legally binding arrangement, whether oral or written (each, a "Contract", and, collectively, "Contracts"), that is:

                  (i)   an employment agreement or employment contract;

                  (ii) a collective bargaining agreement or other Contract with any labor organization, union or association;

                  (iii) a covenant not to compete or other covenant restricting the operations, development or marketing of the Company;

                  (iv) a lease or a sublease, or similar Contract with any person;

                  (v) (A) a continuing Contract for the future purchase of materials, supplies or equipment, (B) a management, service, agency, consulting or other similar Contract or (C) an advertising agreement or arrangement, in any such case that has an aggregate future liability to any person in excess of $10,000;

                  (vi) a Contract establishing a Lien upon any of the Company's assets;

                  (vii) a confidentiality agreement;

                  (viii) a Contract (including a purchase order) involving payment of more than $10,000 or extending for a term more than 180 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 30 days' notice);

                  (ix) a Contract (including a sales order) involving the obligation to perform services for payment of more than $10,000 or extending for a term more than 30 days from the date of this Agreement (unless terminable without payment or penalty upon no more than 30 days' notice);

                  (x) a Contract for the sale of any asset or the grant of any preferential rights to purchase any asset or requiring the consent of any person to the transfer thereof;

                  (xi)  a Contract with any Governmental Entity; or

                  (xii) a Contract with or obligating the Company to any director, officer or affiliate thereof or Seller.

            (b)   Except as disclosed to Buyer on Schedule 2.16,

                  (i) all Contracts listed in Schedule 2.16 are valid, binding and in full force and effect and are enforceable in accordance with their respective terms;

                  (ii) the Company has performed all obligations required to be performed thereunder and, to its knowledge, the other party (ies) thereto have performed all material obligations required to be performed thereunder by it (them);

                  (iii) Seller has not received any notice of the intention of any party to terminate any Contract nor has Seller knowledge of the intention of any party to terminate any Contract; and

                  (iv) the Company is not a party to any Contract for the employment of any person that is not terminable on 30 days' notice or that requires the payment of severance benefits.

      Section 2.17 Title to Property. The Company has good and valid title to, or a valid leasehold interest in or license or other right to use, all of the properties and assets, real and personal, tangible or intangible, that are and have been used in connection with its business (excluding only those properties and assets that have been disposed of in the ordinary course of business), in each case free and clear of all Liens.

      Section 2.18 Litigation. There is no Proceeding pending or, to the best knowledge of the Seller, threatened against or affecting the Company that, if determined adversely to the Company, could reasonably be expected to have a Material Adverse Effect.

      Section 2.19 Year 2000. To the best knowledge of Seller, all computer systems and computer software used by the Company recognize or are being adapted so that, on or prior to December 31, 1999, they shall recognize the advent of the year A.D. 2000 without any adverse change in operation associated with such recognition.

      Section 2.20 Insurance. The Company maintains with financially sound and reputable insurers, insurance policies covering such perils and in such amounts as are customarily maintained in a similar business. All such policies will be in effect on the Closing Date. All premiums due, for which invoices have been received, have been currently paid or provided for. The Company has not failed to give any notice or present any claim under any such policy in a due and timely manner. There are no outstanding unpaid claims or matters which could reasonably be anticipated to become claims under any such policy.

      Section 2.21 Intellectual Property. Neither the Company nor Seller owns any patents or patent applications, licenses, trademarks, service marks, copyrights, or tradenames that are used by the Company in the conduct of business. Except for computer software, the Company does not license any intellectual property from third parties.

      Section 2.22 Books and Records . The books and records of the Company are complete and correct and accurately reflect all transactions in which the Company has engaged, and there are no off-balance sheet transactions or matters for which entry has not been properly made in such books and records.

      Section 2.23 Labor Matters. The Company is in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice. The Company is not a party to any collective bargaining agreement. The Company is not experiencing any work stoppage.

      Section 2.24 Accounts. Schedule 2.24 sets forth all bank or cash accounts of the Company and the authorized signatories thereunder.


                                    ARTICLE 3
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller as follows:

      Section 3.1 Organization. Buyer is a corporation duly organized and validly existing under the laws of the state of its incorporation and has all requisite corporate power and corporate authority to own its properties and carry on its business as now being conducted.

      Section 3.2 Authority; Enforceability. Buyer has the requisite corporate power and corporate authority to execute and deliver this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and no other corporate actions or proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions so contemplated.

      Section 3.3 Consents and Approvals; Conflicts. No filing with (other than any routine notice filings) and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Buyer of this Agreement or the consummation by Buyer of the transactions contemplated hereby.

      Section 3.4 Purchase of Shares for Investment. Buyer represents and warrants that it will acquire the Shares for investment and not with a view to, or for resale in connection with, the distribution or other disposition thereof in violation of the Securities Act of 1933, as amended. Buyer agrees that it will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the Shares (or solicit offers to buy, purchase, or otherwise acquire or take a pledge of any of the Shares), except in compliance with the Securities Act, the rules and regulations promulgated thereunder and applicable state securities laws.

      Section 3.5 Broker's or Finder's Fees. No agent, broker, person or firm acting on behalf of the Buyer is, or will be, entitled to any commission or broker's or finder's fees from the any parties hereto, in connection with the sale of Shares.

      Section 3.6 Proceedings There is no action, suit or proceeding at law or in equity, any arbitration or any administrative or other proceeding by or before any governmental instrumentality or agency, pending or, to the knowledge of the Buyer, threatened against or affecting the Buyer that could have a material adverse effect on the ability of the Buyer to consummate the sale of Shares.

      Section 3.7 Investigation. Buyer acknowledges that (a) it has had the opportunity to visit with Seller and the Company and meet with their respective officers and other representatives to discuss the Company and the liabilities, financial condition, cash flow and operations of the Company; and (b) it has made its own independent examination, investigation, analysis and evaluation of the Company, including Buyer's own estimate of the value of the Company. Such examination, investigation, analysis and evaluation shall not in any way affect Buyer's right to indemnification under Article 6.


                                    ARTICLE 4
                              PRE-CLOSING COVENANTS

      Section 4.1 Legal Requirements. Each of the parties to this Agreement agrees to take, or cause to be taken, all reasonable actions necessary to comply promptly with all legal requirements applicable to it with respect to the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them.

      Section 4.2 Public Statements. Prior to the Closing Date, neither of the parties to this Agreement shall, and each party shall use its best efforts so that none of its advisors, officers, directors or employees shall, except with the prior written consent of the other party, publicize, announce or describe to any third person, except those of its advisors and employees as are reasonably necessary to negotiate or consummate the transactions contemplated hereby, the execution or terms of this Agreement, the parties hereto or the transactions contemplated hereby.

      Section 4.3 Review of the Company. Prior to the Closing Date, Seller will afford the Buyer and its representatives, during regular business hours and upon reasonable notice, such access to the properties, personnel and books and records of the Company as the Buyer may reasonably request in connection with the transaction contemplated by this Agreement, in accordance with the terms of the Confidentiality Agreement dated September 1, 1999. To the extent the obligations hereunder would not require the interruption of existing services, the unreasonable devotion of managerial resources or attention, or materially interfere with customer relations, Seller shall fully cooperate in locating and affording access to all such properties, assets, books and records for the Buyer, and shall make such properties and assets available for such inspection by Buyer. An employee or representative of Seller, shall be entitled to be present at any or all inspections of the Company's properties, assets and records by Buyer or Buyer's representatives.

      Section 4.4 Conduct of Business Prior to the Closing Date

            (a) Seller shall conduct the operations of the Company in the ordinary and usual course of business, preserve intact the Company and maintain the current relationships of the Company with customers and others having business relationships with it. In addition, the Company shall:

            (i) use reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted;

            (ii) use reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it;

            (iii) perform in all material respects all obligations required to be performed by it under all contracts, leases and documents relating to or affecting its assets, properties and business; and

            (iv)  comply  with  and  perform  in  all   material   respects  all
      obligations and duties imposed upon it by all Applicable Laws.

            (b) Without the prior written consent of the Buyer, Seller shall not commit or omit to do any act, and shall cause the Company not to commit or omit to do any act, that would cause a breach of any agreement, commitment or covenant of Seller contained in this Agreement in any material respect, or would cause the representations and warranties contained in Section 2 to become untrue in any material respect. In addition, the Company shall not:

                  (i)   (A)   grant any general increase in compensation to its
      employees as a class or to its officers or directors;

                        (B) affect any change in retirement benefits to any class of employees or officers;

                        (C) enter into, amend or modify any employee benefit plan or make any adjustments pursuant to any employee benefit plan; or

                        (D) enter into or amend any employment, severance or similar agreements or arrangements with any directors or officers or employees;

                  (ii) declare or pay any dividend on, or make any other distribution in respect of, its outstanding shares of capital stock;

                  (iii) (A) redeem, purchase or otherwise acquire any shares of its capital stock;

                        (B) merge with or into another corporation.

                        (C) purchase or otherwise acquire any assets or stock of any corporation or other business;

                        (D) liquidate, sell, dispose of or encumber any assets or acquire any assets other than in the ordinary course of business; or

                        (E) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                  (iv) issue, deliver, award, grant or sell or authorize or propose the issuance, delivery, award, grant or sale of any shares of any class of its capital stock;

                  (v) initiate, solicit or encourage or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a transaction with a third party for the purchase of Shares, a merger of the Company with or into the third party or an affiliate thereof, or a sale of all or substantially all of the assets of the Company to such third party or an affiliate thereof;

                  (vi) propose or adopt any amendments to the corporate charter or by-laws of the Company; or

                  (vii) incur or assume any material obligation or liability except in the ordinary course of business.

      Section 4.5 Notification of Changes. Each of Seller and the Buyer shall promptly notify the other of any event that causes any representation or warranty given by either of them, respectively, in Sections 2 and 3 to become untrue.

                                    ARTICLE 5
                              CONDITIONS TO CLOSING

      Section 5.1 Conditions Applicable to All Parties. The obligations of each of the parties hereto to consummate the transactions contemplated hereby are subject to the satisfaction (or the waiver by the Buyer and Seller) of the following conditions at or prior to the Closing:

            (a) No judgment, order or decree shall have been issued or rendered by any court or other governmental body to restrain or prohibit the Closing; and

(b) No action shall have been taken, nor any statute, rule or regulation shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated hereby illegal; and

            (c) The sale of Shares have been approved by all required regulatory agencies, which approvals shall not contain any condition which is not reasonably satisfactory to Buyer or Seller, all conditions required to be satisfied prior to Closing imposed by the terms of such approvals shall have been satisfied and all waiting periods relating to such approvals shall have lapsed.

      Section 5.2 Additional Conditions Applicable to the Buyer's Obligations. The obligations of the Buyer to consummate the transactions contemplated hereby are also subject to the satisfaction (or waiver by the Buyer) of the following conditions at or prior to the Closing:

            (a) The  representations  and  warranties  of  Seller  contained  in
Section 2 that are qualified as to materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects on the Closing Date and Seller shall have performed in all material respects all covenants required by this Agreement to be performed by it at or prior to the Closing. Seller shall have delivered to the Buyer on the Closing Date a certificate, dated the Closing Date and duly executed by Seller, certifying to the fulfillment of the conditions set forth in this Section 5.2(a).

            (b)  The  Seller  shall  have   delivered   to  Buyer   certificates
representing the Shares, together with stock powers otherwise in proper form for transfer.

(c) The Seller shall have delivered to Buyer such other certificates and documents as the Buyer may reasonably request.

(d) The Seller shall perform in all material respects (or in all respects in the case of any covenant or agreement as to materiality) the obligations required to be performed by it under this Agreement prior to the Closing Date and the Buyer shall have received a certificate to such effect signed by Seller.

(e) The Buyer shall have entered into an Employment Agreement with Jeffrey A. Reed upon terms such as those presented to Mr. Reed by Buyer following Buyer's due diligence examination.

(f) Buyer shall have received written resignations from the officers and directors of the Company.

(g) Seller shall purchase a participation interest in the Imprint Technologies credit on terms mutually agreeable to the Buyer and Seller in the amount of Five Hundred Thousand and No/Dollars ($500,000.00), which interest shall be on a "last-out" basis and shall be subject to such other terms and conditions as are customary in similar transactions. Buyer shall service this credit and provide such service to Seller for a one percent (1%) fee.

(h) The Company shall make the following adjustments to its financial statements from those previously provided to the Buyer for the period ended September 30, 1999:

(i) The loan loss provision will be increased such that the loan loss reserve on the Closing Date shall be Two Hundred Thousand and No/Dollars ($200,000.00) greater than the balance reflected on the Company's financial statements for the period ended September 30, 1999.

(ii)        Goodwill  in  the  amount  of   Fifty-seven   Thousand  One  Hundred
            Thirty-five and No/Dollars ($57,135.00) will be written off.

(iii) The Seller shall purchase from the Company the following miscellaneous assets for the amount recorded in the Company's financial statements for the period ended September 30, 1999 and reflected below:

               (A)   Unamortized Firstar financing costs of $18,750;

               (B)   Officers' and Directors' Insurance assets of $5,756;

               (C) Property insurance assets of $2,991;

               (D) JHA Maintenance assets of $1,560; and

               (E) Car insurance receivable of $2,846.

      Section 5.3 Additional Conditions Applicable to Seller's Obligations. Seller's obligations to consummate the transactions contemplated hereby are also subject to the satisfaction (or the waiver by Seller) of the following conditions at or prior to the Closing:

            (a) The  representations  and  warranties of the Buyer  contained in
Section 3 that are qualified as to materiality shall be true and correct and such representations and warranties that are not so qualified shall be true and correct in all material respects on the Closing Date and the Buyer shall have performed in all material respects all covenants required by this Agreement to be performed by it at or prior to the Closing. The Buyer shall have delivered to

Seller on the Closing Date a certificate, dated the Closing Date and duly executed by the Buyer, certifying to the fulfillment of the conditions set forth in this Section 5.3(a).

            (b) The Buyer shall have delivered to Seller such other certificates and documents as the Seller may reasonably request.

            (c) The Buyer shall perform in all material respects (or in all respects in the case of any covenant or agreement as to materiality) the obligations required to be performed by it under this Agreement prior to the Closing Date and the Seller shall have received a certificate to such effect signed by Buyer.

            (d) The Buyer shall have delivered the Purchase Price to Seller as required by Section 2.2.

                                   ARTICLE 6
                 INDEMNIFICATION; SURVIVAL OF REPRESENTATIONS

      Section 6.1 Indemnification. (a) After the Closing Date, subject to the terms and conditions of this Section 6, including the limits on indemnity set forth in Section 6.4, Seller shall indemnify and hold harmless the Buyer from, and will pay to the Buyer the amount (net of any proceeds received by the Buyer from any form of insurance) of, any loss, liability, judgment, damage, cost or expense (including interest, penalties, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, "Losses") arising from or in connection with (i) any breach of any representation or warranty of Seller contained in Section 2, or (ii) a breach of any agreement or covenant contained herein that by its terms is to be performed by Seller after the date hereof.

            (b) After the Closing Date, subject to the terms and conditions of this Section 6, including the limits on indemnity set forth in Section 6.4, the Buyer shall indemnify and hold harmless Seller from, and will pay to Seller the amount (net of any proceeds received by Seller from any form of insurance) of, any Losses arising from or in connection with (i) any breach of any representation or warranty of the Buyer contained in Section 3 or (ii) a breach of any agreement or covenant contained herein that by its terms is to be performed by the Buyer after the date hereof.

      Section 6.2 Notice and Defense of Claims. (a) A Person seeking indemnification under this Section 6 (the "Indemnified Person") shall give prompt written notice to the indemnifying person or persons, or successors thereto (the "Indemnifying Person"), of any matter with respect to which the Indemnified Person seeks to be indemnified (the "Indemnity Claim"). Such notice shall state the nature of the Indemnity Claim and, if known, the amount of the Loss. If the Indemnity Claim arises from a claim of a third party, the Indemnified Person shall give such notice within a reasonable time after the Indemnified Person has actual notice of such claim, and in the event that a suit or other proceeding is commenced, within 10 days after receipt of written notice by the Indemnified Person thereof. Notwithstanding anything in this paragraph to the contrary, the failure of an Indemnified Person to give timely notice of an Indemnity Claim shall not bar such Indemnity Claim except and to the extent that the failure to give timely notice has impaired the ability of the Indemnifying Person to defend the Indemnity Claim.

               (b)If the Indemnity Claim arises from the claim or demand of a third party, the Indemnifying Person shall assume its defense, including the hiring of counsel and the payment of all fees and expenses. The Indemnified Person shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Indemnifying Person are named as parties and the Indemnified Person shall in good faith determine that representation by the same counsel is inappropriate. In the event that the Indemnifying Person, within 30 days after notice of any such action or claim, fails to assume the defense thereof, the Indemnified Person shall have the right to undertake the defense, compromise or settlement of such action, claim or proceeding for the account of the Indemnifying Person, subject to the right of the Indemnifying Person to assume the defense of such action, claim or proceeding at any time prior to the settlement, compromise or final determination thereof. Anything in this Section 6 to the contrary notwithstanding, the Indemnifying Person shall not, without the Indemnified Person's prior consent, settle or compromise any action or claim or consent to the entry of any judgment with respect to any action, claim or proceeding for anything other than money damages paid by the Indemnifying Person. The Indemnifying Person may, without the Indemnified Person's prior consent, settle or compromise any such action, claim or proceeding or consent to entry of any judgment with respect to any such action or claim that requires solely the payment of money damages by the Indemnifying Person and that includes as an unconditional term thereof the release by the claimant or the plaintiff of the Indemnified Person from all liability in respect of such action, claim or proceeding.

            (c) If the Indemnity Claim does not arise from the claim or demand of a third party, the Indemnifying Person shall have 30 days after receipt of written notice of such Indemnity Claim to object to such claim by giving written notice to the Indemnified Person specifying the reasons for such objection or objections. If the Indemnifying Person has not so objected to the Indemnity Claim as of the close of business on such thirtieth day, the total amount of the Indemnity Claim shall thereupon become chargeable to and payable by the Indemnifying Person in accordance with the terms and conditions of this section. If the Indemnifying Person objects to the Indemnity Claim and the parties are unable to settle any such dispute, the parties shall have all rights and remedies at law or in equity, and either the Indemnifying Person or the Indemnified Person may commence an action or proceeding to resolve such dispute and determine any amounts due hereunder from the Indemnifying Person.

      Section 6.3 Survival of Representations and Warranties. The right to indemnification under Section 6.1 for any breach of the representations and warranties made by each party herein shall survive until the date that is the second anniversary date of the Closing Date and the representations set forth in Sections 2.1, 2.9 and 2.13, shall survive indefinitely.

      Section 6.4 Limitations.  Notwithstanding anything to the contrary in this
Agreement:

            (a) Neither Seller, on the one hand, nor the Buyer, on the other hand, shall have any obligation to make indemnification payments with respect to Indemnity Claims arising under Sections 6.1(a)(i) or 6.1(b)(i) until the aggregate of all claims against it hereunder exceeds and then only to the extent the aggregate of such claims exceeds $50,000.

            (b) In no event shall any recovery under this Agreement include the loss of anticipated profits, loss of managerial time, lost opportunity or other consequential damages of any type.

            (c) In the absence of common law fraud, this Section 6 shall serve as the sole and exclusive remedy of the Buyer and Seller for Losses and for any other claims (other than those arising under Section 7) in any way relating to this Agreement to the exclusion of all other statutory or common law remedies, whether based on contract, tort, strict liability or otherwise.

                                    ARTICLE 7
                             POST-CLOSING COVENANTS

      Section 7.1 Record Retention. The Buyer agrees that, for a period of five years following the Closing, it shall not, and shall cause the Company not to, destroy, discard, deface or otherwise alter any of the books, records or other data of the Company in its possession covering or prepared during the period ending on the Closing Date, without furnishing prior notice to Seller and a reasonable opportunity for Seller, at its cost, to take custody of such books, records or other data. The Seller agrees that for a period of five (5) years following the closing, it shall not destroy, discard, deface or otherwise alter any of the books, records or other data with respect to the Company which is not delivered to Buyer without furnishing prior notice to Buyer and a reasonable opportunity for Buyer, at its cost, to take custody of such books, records or other data.

      Section 7.2 Mail and Other Communications.

            (a) Seller hereby authorizes Buyer after the Closing Date to receive and open all mail and other communications addressed to Seller received by Buyer and to act with respect to such mail and other communications in such manner as Buyer may elect if such mail and other communications relate to the Company and related rights and obligations of Buyer under this Agreement, or if such mail and other communications do not so relate, to forward such mail and other communications promptly to Seller.

            (b) After the Closing, Seller shall promptly deliver to Buyer the original of any mail or other communication received by it pertaining to the Company and related rights and obligations of Buyer under this Agreement, and any monies, checks or other instruments of payment to which Buyer is entitled, and Buyer shall promptly deliver to Seller any monies, checks or instruments of payment to which Seller is entitled.

      Section 7.3 Covenants Concerning Employee Matters.

            (a) (i) Effective as of the Closing, the Company shall cease to be a participating employer in all of Seller's Employee Plans or Benefit Arrangements, and Seller shall take all such action as is necessary to effect such cessation of participation.

                  (ii) Effective as of the Closing, employees of the Company shall cease to participate in Seller's non-pension Benefit Arrangements and Employee Plans (the "Welfare Benefit Plans"). Seller shall retain responsibility under the Welfare Benefit Plans for all costs of coverage and all amounts payable by reason of claims incurred by the employees of the Company prior to the Closing including claims which are not submitted until after the Closing. A claim shall be deemed to have been incurred on the date of the occurrence of (A) death or dismemberment in the case of claims under life insurance and accidental death and dismemberment benefits, (B) the date of the initial disability in the case of claims under disability benefits, or (C) the date on which the charge or expense giving rise to such claim is incurred in the case of all other claims. For purposes of Section 7.3(a)(ii), a claim shall be deemed to have been incurred on the date that the first charge or expense in a course of treatment giving rise to such claim has been incurred.

                  (iii) Seller shall remain responsible for all record keeping and welfare benefits with respect to any employees or former employees of the Company who are, as of the Closing or as a result of this Agreement: (A) on or eligible for COBRA continuation coverage or (B) on long term disability leave and covered under Seller's Welfare Benefit Plans. Immediately following the Closing, Seller will notify all employees of the Company of their entitlement to a continuation of health coverage provided by Seller to such employees under Seller's group health plan prior to the Closing.

            (b) Following the Closing, the Buyer shall, in its sole discretion, cause the employees of the Company to be eligible to participate in an "employee welfare benefit plan" and "employee pension benefit plan" (within the meaning of
Section 3(1) and Section 3(2) of ERISA, respectively) of the Buyer or subsidiary or affiliate of the Buyer, or such other benefit plan, fund or program that the Buyer may wish to establish for such employees on or after the Closing, provided that nothing herein shall prevent the Buyer from terminating the employment of any such employee or modifying or terminating such plans from time to time. For purposes of any length of service (but not benefit accrual) requirements, waiting periods, vesting periods or differential benefits based on length of service in any such plan for which such an employee may be eligible after Closing, the Buyer shall ensure that service by such employee with the Company prior to the Closing shall be deemed to be service with the Buyer, shall, if acceptable to any applicable insurance or reinsurance carrier, waive any waiting period for participation or coverage in any welfare benefit plans or policies and, to the extent such employee was a participant in Seller's medical benefits plan and such condition was covered under such plan, shall waive any pre-existing medical condition provision of such plan or policy to the extent required by law.

            (c) In addition to its obligations under Section 6, from and after the Closing, Seller shall indemnify and hold harmless Buyer and the Company from any and all liabilities that either Buyer or the Company incurs or that arises with respect to Seller's Employee Plans or Benefit Arrangements.

          Section 7.4 Covenant Not to Compete .

            (a) Seller agrees that for a period of two (2) years after the Closing Date, neither Seller nor any Affiliate of Seller shall conduct or engage in the asset lending business in the markets where the Company conducts its business as of the Closing Date.

            (b) Seller agrees that for a period of two (2) years after the Closing Date, Seller shall not advertise directly to or specifically solicit the Company's customers for Seller's products and services.


                                   ARTICLE 8
                                  TERMINATION

      Section 8.1 Termination. This Agreement may, by notice given at or prior to the Closing, be terminated:

            (a) By the mutual written consent of Seller and Buyer.

            (b) By the Buyer or Seller if there has been a material breach by the other of any covenant contained in this Agreement that is not or cannot be cured within 45 days after written notice of such breach is given to the party committing such breach, provided that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

            (c) By the Buyer or Seller if (i) any condition to Closing required by Section 5 has not been met or waived by each party entitled to grant such waiver by December 31, 1999, (ii) any such condition cannot be met by such date and has not been waived by each party in whose favor such condition runs or
(iii) the Closing has not occurred by such date; provided, however, that the right to terminate this Agreement pursuant to this paragraph shall not be available to a party if its failure to fulfill or perform any obligation under this Agreement has been a substantial cause of, or has substantially resulted in, the failure of the Closing to occur or be capable of occurring on or before such date.

      Section 8.2 Effect of Termination; Survival. Upon termination of this Agreement pursuant to this Section 8, this Agreement shall be void and there shall be no liability by reason of this Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of a breach of this Agreement prior to the date of termination.

                                    ARTICLE 9
                                 DEFINED TERMS

      Section 9.1 Definitions. In addition to the other defined terms used herein, as used in this Agreement, the following terms when capitalized have the meanings indicated.

      "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, has the right to control (in fact or by agreement), is controlled by, or is under common control with, such Person.

      "Agreement" shall mean this Stock Purchase Agreement, including the schedules hereto, all as amended or otherwise modified from time to time.

      "Applicable Law" shall mean any statute, law, rule or regulation or any judgement, order, writ, injunction or decree of any Governmental Entity to which a specified Person or its property is subject.
      "Benefit Arrangement" shall mean any employment, severance or similar contract, or any other contract, plan, policy or arrangement providing for compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, insurance coverage (including any self-insured arrangement), health or medical benefits, disability benefits, and post-employment and retirement benefits, other than Employee Plans.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Employee Plan" means (a) a plan or arrangement as defined in Section 3(3) of ERISA that (i) is maintained, administered or contributed to by the Company, Seller or any ERISA Affiliate (ii) covers any employee or former employee of the Company, Seller or any ERISA Affiliate, and (b) a plan or arrangement as defined in Section 3(37) and Section 4001(a)(3) of ERISA that covers, or covered at any time during the five year period prior to the Closing Date, any employee or former employee of the Company, Seller or any ERISA Affiliate.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" means any Person within the "controlled group" of corporations with respect to the Company, or Seller, as defined in Section 414(b) of the Code and the regulations promulgated thereunder, and all trades or businesses that are under "common control" with respect to the Company, or Seller, as defined in Section 414(c) of the Code and the regulations promulgated thereunder.

      "Governmental   Approval"   means   any   franchise,   licenses,   permit,
authorization, consent or approval of any Governmental Entity.

      "Governmental Entity" shall mean any court or tribunal in any jurisdiction or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality.

      "Group" shall mean, individually and collectively, (a) the Company, (b) Seller, and (c) any individual, trust, corporation, partnership or any entity as to which the Company is liable for Taxes incurred by such individual or entity either as a transferee, pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

      "Liens" shall mean pledges, liens, defects, leases, licenses, equities, conditional sales contracts, charges, claims, encumbrances, security interests, easements, restrictions, chattel mortgages, mortgages or deeds of trust, of any kind or nature whatsoever.

       "Person" shall mean an individual, firm, corporation, general or limited partnership, limited liability company, limited liability partnership, joint venture, trust, governmental authority or body, association, unincorporated organization or other entity.

      "Proceedings" means any suit, action, proceeding, dispute or claim before or investigation by any Governmental Entity.

      "Returns"   means  all   returns,   declarations,   reports,   statements,
information and other documents required to be filed in respect of Taxes, including a consolidated return for any group of entities that includes the Company, and the term "Return" means any one of the foregoing.

      "Taxes" (or "Tax" where the context requires) means all federal, state, county, local, and other taxes, levies or similar governmental charges or assessments (including, without limitation, net income, alternative or add-on minimum, profits, premium (including Pension Benefit Guaranty Corporation premiums), estimated, excise, sales, use, occupancy, gross income, gross receipts, franchise, ad valorem, stamp, severance, capital levy, production, transfer, withholding, license, employment, payroll, property, environmental, windfall profits, custom and import duties) imposed by any Governmental Entity responsible for the imposition thereof, whether attributable to statutory or nonstatutory rules and whether or not measured in whole or in part by net income, and including interest, additions to tax, and interest on penalties or additions to tax.

                                   ARTICLE 10
                                  MISCELLANEOUS

      Section 10.1 Expenses. Each of Seller and Buyer shall pay their respective expenses incurred in connection with this Agreement and the transactions contemplated hereby and no expenses may be charged to the Company.

      Section 10.2 Notices. All notices hereunder must be in writing and shall be deemed to have been given upon receipt of delivery by: (a) personal delivery to the designated individual, (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service (against a receipt therefor) or (d) facsimile transmission with confirmation of receipt. All such notices must be addressed as follows or such other address as to which any party hereto may have notified the other in writing:

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

      If to Seller, to:

            BNCCORP, Inc.
            322 E. Main
            Bismarck, ND  58502-2316
            Attn:  Gregory K. Cleveland
            Facsimile:  701-222-3653

      If to Buyer, to:

            Associated Banc-Corp
            1200 Hansen Road
            P.O. Box 13307
            Green Bay, WI  54307-3307
            Attn:  Brian R. Bodager
            Facsimile:  920-491-7010

      Section 10.3 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents, schedules and instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements, and understandings and communications, both written and oral, among the parties with respect to the subject matter hereof, and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

      Section 10.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of North Dakota without regard to any applicable principles of conflicts of law.

      Section 10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

      Section 10.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by reason of any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

      Section 10.7 Mutual Drafting. This Agreement is the mutual product of the parties hereto and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.


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


      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.


                                    SELLER:


                                    BNCCORP, INC.


                                By:  /s/ Gregory K. Cleveland
                                Title: President


                                    BUYER:


ASSOCIATED BANC-CORP


                               By: /s/ H.B. Conlon
                               Title: Chairman/CEO



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